UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 2 TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SELECTIVE INSURANCE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2168890
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 Wantage Avenue
Branchville, New Jersey 07890
(Address of Principal Executive Offices) (Zip Code)

SELECTIVE INSURANCE GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN (2009)
(Full Title of the Plan)

Michael H. Lanza
Executive Vice President and General Counsel
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
(Name and Address of Agent for Service)

(973) 948-3000
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Jean Cogill, Esq.
Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $2.00 per share	1,500,000 shares	$14.47	$21,705,000	$1,211.14

(1)
For purposes of calculating the registration fee, the maximum number of shares that may be registered under this Post-Effective Amendment No. 2 is used.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of the Registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)
The price of $14.47 per share, which is the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on May 11, 2009, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment No. 2”) relates to the Registration Statement on Form S-8 (File No. 0-8641) (the “Registration Statement”) of Selective Insurance Group, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) on May 28, 1987 and Post-Effective Amendment No. 1 to Form S-8 (File No. 0-8641) (the “Post-Effective Amendment No. 1”), which was filed with the Commission on June 10, 1988.  The Registration Statement and Post-Effective Amendment No. 1 registered 500,000 shares of the Company’s common stock, par value $2.00 per share (“Common Stock”), for issuance pursuant to the Selective Insurance Group, Inc. Employee Stock Purchase Plan (2009), known prior to July 1, 2009 as the “Selective Insurance Group, Inc. Employee Stock Purchase Savings Plan" (the “Plan”).  The contents of the Registration Statement are incorporated by reference herein.  Immediately prior to this Amendment No. 2, after giving effect to stock splits subsequent to the date of the Registration Statement, the number of shares of Common Stock registered for issuance under the Plan pursuant to the Registration Statement and Post-Effective Amendment No. 1 was 3,000,000.

The Company is filing this Amendment No. 2 to increase the number of shares of Common Stock that may be issued pursuant to the Plan.  After giving effect to this Amendment No. 2, the number of shares of Common Stock available for issuance under the Plan shall be the lesser of: (i) 4,500,000; and (ii) (A) 1,500,000 plus (B) 2,882,890; plus (C) the number of shares of Common Stock issued to participants under the Plan on the exercise of options for the offering period ending June 30, 2009.

Item 5.    Interests of Named Experts and Counsel.

The legality of the Common Stock being registered pursuant to this Amendment No. 2 will be passed upon for the Company by Robyn P. Turner, Corporate Counsel and Corporate Secretary of the Company.  Ms. Turner owns shares of Common Stock.

Item 8.    Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branchville, State of New Jersey, on the 13th day of May, 2009.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Gregory E. Murphy
Name: Gregory E. Murphy
Title: Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons in their capacitites and on the date indicated.

Signature	Title	Date

/s/ Gregory E. Murphy	Chairman of the Board, President, Chief	May 13, 2009
Gregory E. Murphy	Executive Officer and Director

/s/ Dale A. Thatcher	Executive Vice President, Chief Financial	May 13, 2009
Dale A. Thatcher	Officer and Treasurer

*	Director	May 13, 2009
Paul D. Bauer

*	Director	May 13, 2009
W. Marston Becker

*	Director	May 13, 2009
A. David Brown

*	Director	May 13, 2009
John C. Burville

*	Director	May 13, 2009
Joan M. Lamm-Tennant

*	Director	May 13, 2009
S. Griffin McClellan III

*	Director	May 13, 2009
Michael J. Morrissey

*	Director	May 13, 2009
Ronald L. O’Kelley

*	Director	May 13, 2009
William M. Rue

*	Director	May 13, 2009
J. Brian Thebault

Michael H. Lanza hereby signs this Post-Effective Amendment No. 2 on behalf of each of the indicated persons for whom he is attorney-in-fact on May 13, 2009 pursuant to a power of attorney filed herewith.

*By:	/s/ Michael H. Lanza
Michael H. Lanza
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Robyn P. Turner, Esq.

23.1	Consent of KPMG LLP

23.2	Consent of Robyn P. Turner, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney of Paul D. Bauer

24.2	Power of Attorney of W. Marston Becker

24.3	Power of Attorney of A. David Brown

24.4	Power of Attorney of John C. Burville

24.5	Power of Attorney of Joan M. Lamm-Tennant

24.6	Power of Attorney of S. Griffin McClellan III

24.7	Power of Attorney of Michael J. Morrissey

24.8	Power of Attorney of Ronald L. O’Kelley

24.9	Power of Attorney of William M. Rue

24.10	Power of Attorney of J. Brian Thebault